Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE BYLAWS OF

RENASANT CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with the Bylaws of Renasant Corporation, the Board of Directors hereby adopts the following Articles of Amendment to the Bylaws of Renasant Corporation:

ONE:	The second paragraph of Section 5 of Article III of the Bylaws is hereby deleted and replaced in its entirety with the following:

“Immediately following the annual stockholders’ meeting, on the same date and at the same place, all of the members of the board of directors, including those who shall have been elected at said meeting, shall meet and elect from among themselves a chairman, a vice chairman and a secretary, and the members of the board of directors who are “independent directors,” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules, as amended from time to time (the “Nasdaq Rules”), shall meet and elect from among such independent directors a lead director (the “lead director”) with the powers and duties set forth in Section 8 of this Article III, provided that if the chairman of the board of directors is not an officer or employee of the corporation and is also an independent director as defined in the Nasdaq Rules, no lead director shall be elected and the chairman of the board, so long as he is an independent director as defined in the Nasdaq Rules, shall assume all of the powers and responsibilities of the lead director set forth in Section 8 below. The chairman, the vice chairman, the secretary and the lead director shall serve at the pleasure of the board of directors, and until their successors have been elected and qualified.”

TWO:	The Bylaws are hereby amended by adding a Section 8 at the end of Article III of the Bylaws, to read as follows:

“The lead director shall generally familiarize himself or herself with the corporation, its business and the competitive factors within its industry, as well as with the elements of effective corporate governance. In addition, the lead director shall have the following specific powers and responsibilities: the lead director shall (i) in consultation with the chairman, approve the schedule of meetings of the board of directors and approve the agenda and the materials to be provided to each director prior to such meetings of the board of directors; (ii) set the schedule for and the agenda of all executive sessions of the “independent directors” of the board of directors (as defined in the Nasdaq Rules), approve and distribute the materials, if any, to be provided to each independent director prior to such executive sessions, and act as the chair of all such executive sessions; (iii) act as a liaison between the chairman and the other members of the board of directors as well as between management of the corporation and the other members of the board of directors; (iv) in coordination with the members of the corporation’s compensation committee, undertake a performance evaluation of the chief executive officer of the corporation; (v) in coordination with the members of the corporation’s governance and nominating committee, assess annually the overall committee structure of the board of directors and the organization and performance of each committee; and (vi) oversee the board of director’s stockholder communication policies and procedures, including, under appropriate circumstances, meeting with stockholders wishing to communicate with the board of directors other than through the chairman. The lead director shall have such other powers and responsibilities as determined from time to time by the board of directors.”

THREE:	Section 2 of Article V of the Bylaws is hereby deleted and replaced in its entirety with the following:

“The executive committee shall consist of the chairman of the board of directors, the lead director, the chief executive officer of the corporation and three other members to be selected by the board of directors each of whom shall be an independent director as defined in the Nasdaq Rules. In the event that the chairman of the board of directors and the chief executive officer of the corporation are the same person, or if there is no lead director because the chairman of the board of directors has assumed the powers and responsibilities of the lead director as provided in Section 5 of Article III hereof, then one additional director who is an independent director as defined in the Nasdaq Rules shall serve on the executive committee. The executive committee shall have charge over all matters under the direction and control of the board of directors which may require attention at any time between regular meetings of said board of directors.”